Exhibit 99.1

ENTERPRISE NAMES DIRECTORS OF GENERAL PARTNER;
BACHMANN NAMED VICE CHAIRMAN;
FOWLER ELECTED PRESIDENT

Houston, Texas (January 6, 2016) – Enterprise Products Partners L.P. (NYSE: EPD) ("Enterprise") announced the election of directors constituting the board of its general partner, Enterprise Products Holdings LLC ("Enterprise GP").  Richard H. Bachmann was elected non-executive vice chairman of the board of Enterprise GP.  The board of Enterprise GP also elected W. Randall Fowler as president of the general partner and restructured the management group known as the Office of the Chairman.
Directors of the board of Enterprise GP are Randa Duncan Williams, non-executive chairman; Mr. Bachmann; A. J. "Jim" Teague, chief executive officer of Enterprise GP; Mr. Fowler; Carin M. Barth; F. Christian Flach; James T. Hackett; Charles E. McMahen; William C. Montgomery; and Richard S. Snell.
The governance committee members of the board are Mr. Hackett, chair of the committee, Ms. Barth and Ms. Williams.  The audit and conflicts committee members are Mr. McMahen, chair of the committee, Mr. Montgomery and Mr. Snell.
Mr. Bachmann is president and chief executive officer of privately held Enterprise Products Company ("EPCO") and has served as a director of EPCO since 1999.  Affiliates of EPCO own approximately 34 percent of the limited partner units of Enterprise and own Enterprise GP.  Mr. Bachmann previously served as executive vice president and chief legal officer of Enterprise GP and its affiliated predecessors from 1999 until 2010.  Mr. Bachmann was a director of Enterprise GP and its affiliated predecessors from 2000 until 2004 and from 2006 until 2014.
Mr. Fowler has served as a director of Enterprise GP since 2011 and as executive vice president and chief financial officer of Enterprise GP and its affiliated predecessors from 2007 until 2015.  He also serves as chief administrative officer and a director of EPCO.  He joined Enterprise in 1999.

The board of Enterprise GP also restructured the Office of the Chairman to consist of Ms. Williams, Mr. Bachmann, Mr. Teague and Mr. Fowler.
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems. The partnership's assets include approximately 49,000 miles of  pipelines; 225 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

Contacts:  Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
                 Rick Rainey, Media Relations (713) 381-3635
###